Exhibit 10.15(c)

THIRD AMENDMENT TO THE
MINERAL TECHNOLOGIES INC. SAVINGS AND INVESTMENT PLAN
(as amended and restated effective as of January 1, 2013)

WHEREAS, Minerals Technologies Inc. (the "Company") heretofore adopted the Mineral Technologies Inc. Savings and Investment Plan, as amended and restated effective as of January 1, 2013 (the "Plan") for the benefit of certain of its employees,

WHEREAS, the Company reserved the right to amend the Plan; and

WHEREAS, the Company will  merge the AMCOL International Corporation Savings Plan into the Plan, effective as of January 1, 2015, and the Employer desires to amend the Plan to reflect such merger and the terms applicable to the merged accounts;

NOW, THEREFORE, the  Plan is hereby amended as follows, effective as of January 1, 2015 unless otherwise specified:

1.	Article I shall be amended by adding a Section 1.2A to the Plan as follows:

1.2A	“AMCOL Plan” shall mean the AMCOL International Corporation Savings Plan, which was merged into the Plan effective January 1, 2015.

2.	The first paragraph under Section 1.6 of the Plan shall be amended to read in its entirety as follows:

1.6	“COMPENSATION" shall mean the sum of (1) the base pay and bonuses received by the Participant from the Employer in a Plan Year, plus any overtime pay, premium pay, call in/call-back pay and vacation pay, but excluding contest awards, remuneration received in the form of salary continuance or lump sum severance while no longer providing services to the Employer and other similar payments, long-term bonuses and special bonuses, such as sign-on and special retention bonuses and (2) any amount which is contributed by the Employer on behalf of the Participant pursuant to a salary reduction agreement and which is not includable in gross income under Section 125, 132(f)(4), 402(e)(3), 402(h) or 403(b) of the Code.

3.	Effective June 16, 2013, Section 1.21 of the Plan shall be amended to read in its entirety as follows:

1.21
“SPOUSE” shall mean, whether or not capitalized, with respect to any Participant, an individual to whom a Participant is legally married under the law of any domestic or foreign jurisdiction having the legal authority to sanction marriages, and references to a ‘married’ Participant mean a Participant who is legally married under the law of any domestic or foreign jurisdiction having the legal authority to sanction marriages.

4.	Section 2.1 of the Plan shall be amended to read in its entirety as follows:

2.1	YEAR OF SERVICE. An Employee shall be credited with a Year of Service for eligibility purposes if he completes at least one thousand (1,000) Hours of Service during the twelve (12)-consecutive month period commencing on his Employment Date. If an Employee fails to be credited with at least one thousand (1,000) Hours of Service during that computation period, he shall be credited with a Year of Service for such purposes if he is credited with at least one thousand (1,000) Hours of Service in any Plan Year commencing on or after his Employment Date. For such purposes, an Employee shall be credited with a Year of Service upon completion of the one thousandth (1,000th) hour in each such twelve (12)-month period.

For purposes of determining an Employee's nonforfeitable right to that portion of his Account attributable to Employer contributions under the schedule set forth in Section 6.1, except for periods of Service which may be disregarded on account of the "rule of parity" described in Section 2.4, an Employee shall receive credit for the aggregate of all time period(s) commencing on his Employment Date (or re-employment date) and ending on the date a "period of severance" (within the meaning of Section 2.2) commences.  However, an Employee shall also receive credit for any period of severance of less than twelve (12)-consecutive months; provided, however that if an Employee is absent from Service for any reason other than quit, discharge, retirement or death, and during the absence the Employee quits, is discharged, or retires, the period of time between the date the Employee quits, is discharged, or retires and the first anniversary of the date on which the Employee was first absent shall be credited hereunder if the Employee returns to Service on or before such first anniversary date. An Employee who completes a one (1)-year period of Service as of the anniversary of his Employment Date shall be credited with a Year of Service on that date.  Fractional periods of Service shall be  aggregated so that a Year of Service shall be completed as of the date the Employee completes twelve (12) months of Service (thirty (30) days shall be deemed to be a month in the case of the aggregation of fractional months) or three hundred and sixty-five (365) days of Service.

Notwithstanding the foregoing, in determining an Employee’s Years of Service for vesting purposes, any Participant whose Account consists of amounts transferred from the AMCOL Plan in connection with the merger of the AMCOL Plan shall be credited with any service earned under the AMCOL Plan.

5.	Section 2.2 of the Plan shall be amended to read in its entirety as follows:

2.2	BREAK IN SERVICE. For purposes of vesting, a Break in Service shall be a continuous period during which an Employee is not employed by the Employer. Such period shall begin on the date the Employee retires, quits, is discharged or dies or, if earlier, the twelve (12)-month anniversary of the date on which the Employee is absent from Service for any other reason.

For purposes of determining Year(s) of Service for eligibility purposes under Section 3.1, a Break in Service shall be each twelve (12)-month computation period, as used for computing Years of Service for eligibility purposes, in which an Employee is not credited with at least five hundred and one (501) Hours of Service.

6.	The Plan shall be amended by adding the following Section 2.5 to the Plan:

2.5	RULE OF PARITY ON RETURN TO EMPLOYMENT. An Employee who returns to employment after a Break in Service shall retain credit for his pre-Break Years of Service, subject to the following rules:

(a)	If a Participant incurs five (5) or more consecutive one (1) - year Breaks in Service, any Years of Service performed thereafter shall not be used to increase the nonforfeitable interest in his Account accrued prior to such five (5) or more consecutive one (1) - year Breaks in Service;

(b)	If a Participant incurred a Break in Service when he was not vested in any portion of his Account, his pre-Break Years of Service shall be disregarded if his consecutive one (1) - year Breaks in Service equal or exceed five (5).

Subject to the preceding paragraphs of this Section, an Employee’s pre-Break Years of Service and post-Break Years of Service shall count in determining the vested percentage of the Employee’s Account derived from all Employer contributions (i.e., Employer contributions attributable to employment before and after the Employee’s Break in Service).

7.	Section 3.1 of the Plan shall be amended by adding the following paragraph to the conclusion of such Section:

Any Employee participating in the AMCOL Plan as of December 31, 2014, shall become a Participant in the Plan as of January 1, 2015, the date of the merger of the AMCOL Plan with the Plan; provided however, that any part-time Employee who was a participant under the AMCOL Plan as of December 31, 2014 shall become a Participant in the Plan upon satisfying the Year of Service requirement under Section 2.1 of the Plan.  For this purpose, service under the AMCOL Plan shall be taken into account in determining such Employee’s Year(s) of Service.

8.	The third paragraph under Section 4.1(a) of the Plan shall be amended to read in its entirety as follows:

Notwithstanding the foregoing, except as otherwise provided herein, any Employee, upon first becoming eligible to participate in the Plan pursuant to Section 3.1, or upon being reemployed by an Employer on or after January 1, 2013, who fails to affirmatively make a deferral election (including an election to contribute zero percent (0%) of his Compensation to the Plan) within the time prescribed by the Administrator, shall be deemed to have elected to defer three percent (3%) of his Compensation as a pre-tax contribution (“deemed elective deferral”).  The Administrator shall provide to each such Employee a notice of his right to receive the amount of the deemed elective deferral in cash and his right to increase or decrease his rate of elective deferrals.  The Administrator shall also provide each such Employee a reasonable period to exercise such right before the date on which the cash is currently available.  However, the foregoing provisions shall not apply to any Employee who is a member of the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union Local 521, at Minteq International, Inc., Dover Ohio plant.  In addition, the foregoing provisions shall not apply to any Employee who was eligible for the AMCOL Plan and who becomes a Participant in the Plan as of January 1, 2015 in connection with the merger of the AMCOL Plan.  Rather, such Participant’s deferral rate under the AMCOL Plan shall continue in effect hereunder, with the following modifications.  Any Employee participating under the AMCOL Plan with a deferral rate of one percent (1%) as of December 31, 2014, will be increased to a deferral rate of two percent (2%) effective January 1, 2015 and any Employee with a deferral rate in excess of 20% as of December 31, 2014, will be decreased to a deferral rate of twenty percent (20%) effective as of January 1, 2015.

9.	The Plan shall be amended by adding the following Section 4.3(c) to the Plan:

(c)	Special Employer Contribution. A Special Employer Contribution shall be made on behalf of any former participant in the AMCOL Plan who (i) was hired by AMCOL International Corporation after January 1, 2004 and prior to January 1, 2015, (ii) became a Participant in the Plan as of January 1, 2015 in connection with the merger of the AMCOL Plan into the Plan, and (iii) was continuously employed by the Employer from January 1, 2015 through the last day of the Plan Year for which the Special Employer Contribution is made. Any Special Employer Contribution made under Section 4.3(c) on behalf of a Participant for a Plan Year shall be in an amount equal to three percent (3%) of the Participant’s Compensation.

10.	Section 4.4 of the Plan shall be amended to read in its entirety as follows:

4.4	ROLLOVERS AND TRANSFERS OF FUNDS FROM OTHER PLANS. With the approval of the Administrator, there may be paid to the Trustee amounts which have been held under the following types of plans:

(1)	a qualified plan described in Section 401(a) or 403(a) of the Code, excluding after-tax employee contributions and excluding designated Roth contributions under Section 402A of the Code;

(2)	an annuity contract described in Section 403(b) of the Code, excluding after-tax employee contributions and excluding designated Roth contributions under Section 402A of the Code;

(3)	an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state, excluding after-tax employee contributions and excluding designated Roth contributions under Section 402A of the Code; and

(4)	an individual retirement account.

Any amounts rolled over on behalf of any Employee shall be nonforfeitable and shall be maintained under a separate Plan account.  Any amounts transferred (not rolled over) on behalf of any Employee shall be maintained in accordance with procedures established by the Plan Administrator and applicable law.  Amounts rolled over or transferred shall be paid in addition to amounts otherwise payable under this Plan.  The amount of any such account shall be equal to the fair market value of such account as adjusted for income, expenses, gains, losses, and withdrawals attributable thereto.

11.	Section 5.1(a) of the Plan shall be amended by adding the following sentence to the conclusion of such Section:

The balance of a Participant’s Account shall at all times be subject to the Participant’s investment direction.

12.	Article 6 of the Plan shall be amended to read in its entirety as follows:

ARTICLE SIX – VESTING AND RETIREMENT BENEFITS

6.1	VESTING. A Participant shall at all times have a nonforfeitable (vested) right to his Account derived from elective deferrals (within the meaning of Section 4.1), after-tax contributions (under Section 4.2), Employer matching contributions (previously made to the Plan), Employer Safe-Harbor Basic Matching Contributions under Section 4.3(a), Employer Discretionary Contributions under Section 4.3(b), Employer Fail-Safe Contributions, “Qualified Matching Contributions” (within the meaning of Section 10.2 below), any rollovers from other plans, and any such corresponding contributions transferred from the AMCOL Plan in connection with the merger of such plan, all as adjusted for investment experience. Except as otherwise provided with respect to Normal Retirement, Disability, or death, a Participant shall have a nonforfeitable (vested) right to a percentage of the value of his Account derived from any Special Employer Contributions made under Section 4.3(c) as follows:

Years of Service	Vested Percentage

Less than 3 years	0%
3 years and thereafter	100%

6.2	FORFEITURE OF NONVESTED BALANCE. The nonvested portion of a Participant's Account, as determined in accordance with Section 6.1, shall be forfeited as of the earlier of (i) as soon as administratively practical following the date on which the Participant receives distribution of his vested Account or (ii) as soon as administratively practical after the last day of the Plan Year in which the Participant incurs five (5) consecutive one (1)-year Breaks in Service. However, no forfeiture shall occur solely as a result of a Participant's withdrawal of Employee after-tax contributions. The amount forfeited shall be used to pay Plan administrative expenses, used to reduce Employer contributions, or used to restore previously forfeited amounts under this Section 6.2. Forfeitures shall be used in accordance with the terms of the Plan no later than the end of the Plan Year following the Plan Year in which the forfeiture occurs.

If the Participant returns to the employment of the Employer prior to incurring five (5) consecutive one (1)-year Breaks in Service, and prior to receiving distribution of his vested Account, the nonvested portion shall remain in the Participant’s Account.  However, if the nonvested portion of the Participant's Account was forfeited as the result of the Participant receiving distribution of his vested Account balance, the nonvested portion shall be restored if:

(a)	the Participant resumes employment prior to incurring five (5) consecutive one (1)-year Breaks in Service; and

(b)	the Participant repays to the Plan, as of the earlier of (i) the date which is five (5) years after his reemployment date or (ii) the date which is the last day of the period in which the Participant incurs five (5) consecutive one (1)-year Breaks in Service, an amount equal to the total distribution received.

Upon repaymentipant’s Employer-derived benefit shall be restored to the amount at the time of distribution (i.e., the amount distributed and the amount forfeited), unadjusted by any subsequent gains or losses.  The amount required to be restored shall be made by a special Employer contribution or from the next succeeding Employer contribution and forfeitures, as appropriate.

Following a repayment described in this Section, any Years of Service for which a Participant received a cash-out shall be recognized for purposes of vesting and eligibility under the Plan.

6.3	NORMAL RETIREMENT, DEATH, OR DISABILITY. A Participant who is in the employment of the Employer at his Normal Retirement Age, death, or Disability shall have a nonforfeitable interest in one hundred percent (100%) of his Account, if not otherwise one hundred percent (100%) vested under the vesting schedule in Section 6.1. A Participant who continues employment with the Employer after his Normal Retirement Age shall continue to participate under the Plan.

13.	Section 7.1 of the Plan shall be amended by adding the following paragraph to the conclusion of such Section:

In addition to the foregoing, any Participant whose Account consists of amounts transferred from the AMCOL Plan who was receiving installments under the AMCOL Plan as of December 31, 2014, shall continue to receive such installments under this Plan.

14.	Section 7.6 of the Plan shall be amended by adding the following paragraphs to the conclusion of such Section:

For Participants who were previously participants in the AMCOL Plan and who become Participants in this Plan on January 1, 2015, any beneficiary designation on file under the AMCOL Plan shall be carried over to and shall apply under this Plan, subject to any subsequent changes made by such Participants.

Notwithstanding anything to the contrary herein contained, a Participant’s Beneficiary shall be determined in accordance with Revenue Ruling 2013-17 or any successor guidance relating hereto.

15.	The first paragraph under Section 8.2 shall be amended to read in its entirety as follows:

8.2	HARDSHIP DISTRIBUTIONS. In the case of a financial hardship resulting from a proven immediate and heavy financial need, an actively employed Participant may receive a distribution not to exceed the lesser of (i) the vested value of the Participant's Account, without regard to earnings received on elective deferrals (within the meaning of Section 4.1, including any such contributions transferred from the AMCOL Plan in connection with the merger of such plan) after December 31, 1988, and without regard to any Fail-Safe Contributions, Employer Safe-Harbor Basic Matching Contributions under Section 4.3(a), any Safe-Harbor Matching Contributions transferred from AMCOL Plan, any Special Employer Contributions under Section 4.3(c) or transferred from the AMCOL Plan and Qualified Matching Contributions (within the meaning of Section 10.2 below), or (ii) the amount necessary to satisfy the financial hardship. The amount of any such immediate and heavy financial need may include any amounts necessary to pay Federal, state or local income taxes reasonably anticipated to result from the distribution. Such distribution shall be made in accordance with nondiscriminatory and objective standards and procedures consistently applied by the Administrator. For purposes of this Section, an active Participant shall include an Employee who has severed employment with the Employer but is still employed by a member of the Employer’s related group (as defined in Section 2.4(b)) and who has an Account under the Plan.

16.	Sections 8.3 and 8.4 shall be amended to read in their entirety as follows:

8.3
WITHDRAWALS AFTER AGE 59½.  After attaining age fifty-nine and one-half (59½), an actively employed Participant may withdraw from the Plan a sum (a) not in excess of the credit balance of his vested Account (including any vested Special Employer Contributions made under Section 4.3(c) or transferred from the AMCOL Plan) and (b) not less than such minimum amount as the Administrator may establish from time to time to facilitate administration of the Plan.  Any such withdrawals shall be made in accordance with nondiscriminatory and objective standards and procedures consistently applied by the Administrator.  To the extent the Participant’s Account is invested in the Employer stock fund (within the meaning of Section 5.1(a) or the Pfizer stock fund (within the meaning of Section 7.1), the withdrawal may be made in the form of whole shares of stock, with any fractional shares and the cash and cash equivalent portions of the underlying stock fund being withdrawn in cash.  For purposes of this Section, an actively employed Participant shall include an Employee who has severed employment with the Employer but is still employed by a member of the Employer’s related group (as defined in Section 2.4(b)) and who has an Account under the Plan.

8.4	NON-HARDSHIP WITHDRAWALS. Before attaining age fifty-nine and one-half (59½), a Participant, who is an Employee may, by notice to the Administrator, withdraw from the Plan a sum (a) not in excess of the credit balance of the Participant’s Account attributable to any after-tax contributions made to the Plan or transferred from the AMCOL Plan, including earnings thereon, any rollover contributions made under the Plan or transferred from the AMCOL Plan, including earnings thereon, and, except as provided herein below, any Employer matching contributions previously made under the Plan or transferred from the AMCOL Plan that have been credited to his Account or the corresponding AMCOL Plan account for at least two (2) years, (or, provided at least five (5) years have elapsed since his initial date of Plan or AMCOL Plan participation, all such matching contributions, credited to his Account), including earnings thereon, and (b) not less than such minimum amount as the Administrator may establish from time to time to facilitate administration of the Plan. Any such withdrawals shall be made in accordance with nondiscriminatory and objective standards consistently applied by the Administrator. However, the amount available for withdrawal shall exclude any Employer Safe-Harbor Basic Matching Contributions made pursuant to Section 4.3(a), any Safe-Harbor Matching Contributions transferred from the AMCOL Plan and any other Qualified Matching Contributions (within the meaning of Section 10.2) and any earnings thereon.

17.	Except as hereinabove amended, the provisions of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused this Amendment to be executed on the 22nd day of December, 2014

MINERALS TECHNOLOGIES INC.

By:	/s/ Thomas Meek
Thomas Meek
Vice President and General Counsel